Griffon Corporation Announces Fourth Quarter and Annual Results

NEW YORK, NEW YORK, November 12, 2014 – Griffon Corporation (“Griffon” or the “Company”) (NYSE: GFF) today reported results for the fourth quarter and fiscal year ended September 30, 2014.

Fourth quarter revenue totaled $526 million, increasing 17% from the prior year quarter. Home & Building Products (“HBP”), Telephonics and Clopay Plastics (“Plastics”) revenue increased 29%, 10% and 6%, respectively, over the prior year quarter.

For the current quarter, Segment adjusted EBITDA totaled $51.3 million, an increase of 11% over the prior year quarter of $46.2 million. Segment adjusted EBITDA is defined as net income (loss) excluding interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable.

Fourth quarter net income from continuing operations totaled $7.9 million, or $0.16 per share, compared to $3.4 million, or $0.06 per share, in the prior year quarter. Current quarter results included restructuring costs of $4.2 million ($2.6 million, net of tax or $0.05 per share), acquisition costs of $0.8 million ($0.5 million, net of tax or $0.01 per share), impact of debt extinguishment on full year effective tax rate of $(1.5) million or $(0.03) per share and discrete tax benefits of $3.1 million or $0.06 per share. The prior year quarter included restructuring costs of $1.2 million ($0.8 million, net of tax or $0.01 per share) and discrete tax benefits of $1.5 million or $0.03 per share. Excluding these items, current quarter adjusted net income from continuing operations was $6.4 million, or $0.13 per share, compared to $5.7 million, or $0.10 per share, in the prior year quarter.

Ronald J. Kramer, Chief Executive Officer, commented, “We finished fiscal year 2014 on a strong note, with record high revenue supported by growth in all of our segments. Organic growth was enhanced by a strong contribution from Northcote and Cyclone, both of which were acquired in the past twelve months. Increased revenue and benefits of our debt refinancing delivered a notable earnings improvement, as fourth quarter adjusted EPS increased 30% over the prior year."

Mr. Kramer added, "We are entering 2015 on solid footing as a result of the actions taken over the past few years. Improving our operating margin remains a key focus of our strategic plan. We expect to drive improved profitability in 2015."

For the full year 2014, revenue totaled $1,992 million, increasing 6% over the prior year. HBP and Plastics revenue increased 15% and 5%, respectively, while Telephonics revenue decreased 8%, all in comparison to the prior year.

For the full year 2014, Segment adjusted EBITDA totaled $191.0 million, increasing 5% compared to the prior year result of $181.4 million.

For the full year 2014, loss from continuing operations totaled $0.2 million, or $0.00 per share, compared to income from continuing operations of $6.8 million, or $0.12 per share, in the prior year. The current year included a charge of $38.9 million ($25.0 million, net of tax or $0.49 per share) for refinancing our debt, restructuring costs of $6.1 million ($3.8 million, net of tax or $0.07 per share), acquisition costs of $3.2 million ($2.0 million, net of tax or $0.04 per share) and discrete tax benefits, net, of $4.7 million or $0.09 per share. The prior year included restructuring costs of $13.3 million ($8.3 million, net of tax or $0.15 per share), a loss on pension settlement of $2.1 million ($1.4 million, net of tax or $0.02 per share) and discrete tax benefits, net, of $0.3 million or $0.01 per share. Excluding these items, current year adjusted income from continuing operations was $25.9 million, or $0.51 per share, compared to $16.1 million, or $0.29 per share, in the prior year.

Segment Operating Results
Home & Building Products
Revenue in the current quarter totaled $255 million, increasing 29% compared to the prior year quarter. The AMES Companies' (“AMES”) revenue increased 47% compared to the prior year quarter primarily due to inclusion of operating results of Northcote and Cyclone (35%) from their respective acquisition dates in December 2013 and May 2014, and increased snow tool sales. Clopay Building Products ("CBP") revenue increased 17%, primarily due to increased volume (12%) and favorable product mix (5%). HBP revenue reflected an unfavorable impact of foreign currency translation of a weaker Canadian dollar (1%).

Fourth quarter Segment adjusted EBITDA was $21.4 million, increasing 55% compared to the prior year quarter. The increase resulted primarily from the benefits of increased volume, inclusion of Northcote and Cyclone (35%) in current year results and favorable product mix at CBP, partially offset by increased distribution and freight costs at AMES and, for both AMES and CBP, the unfavorable impact of foreign currency translation of a weaker Canadian dollar (3%). AMES continued to experience manufacturing inefficiencies in connection with its plant consolidation initiative, which are expected to continue until the initiative is complete at the end of calendar 2014.

Revenue in 2014 totaled $979 million, increasing 15% compared to the prior year. AMES revenue increased 20% compared to the prior year primarily due to the inclusion of operating results of Northcote and Cyclone (10%), improved U.S. pot and planter sales, and increased snow tool sales. CBP revenue increased 9%, primarily due to increased volume (7%) and favorable product mix (2%). HBP revenue reflected an unfavorable impact of foreign currency translation of a weaker Canadian dollar (1%).

Segment adjusted EBITDA for 2014 was $77.2 million, increasing 10% compared to the prior year. The increase was primarily due to increased volume and favorable mix at CBP and the contribution from Northcote and Cyclone (9%), partially offset by increased AMES distribution and freight costs. AMES continued to experience manufacturing inefficiencies in connection with its plant consolidation initiative. Segment adjusted EBITDA included an unfavorable impact of foreign translation of a weaker Canadian dollar (4%). The prior year benefited from $1.0 million in Byrd Amendment receipts (anti dumping compensation from the government); current year Byrd Amendment receipts were not significant.

On May 21, 2014, AMES acquired Cyclone for approximately $40 million. Cyclone, based in Australia, offers a full range of quality garden and hand tool products sold under various leading brand names including Cyclone®, Nylex® and Trojan®, designed to meet the requirements of both the Do-it-Yourself and professional trade segments. Cyclone is expected to generate approximately $65.0 million of annualized revenue. Current year Selling, General and Administrative (“SG&A”) expenses included $2.4 million of related acquisition costs.

On December 31, 2013, AMES acquired Northcote, a leading brand in the Australian outdoor planter and décor market, for approximately $22 million. Northcote complements Southern Patio, acquired in 2011, and with Cyclone, adds to AMES’ existing lawn and garden operations in Australia. Northcote is expected to generate approximately $28 million of annualized revenue. Current year SG&A expenses included $0.8 million of related acquisition costs.

Telephonics
Revenue in the current quarter totaled $116 million, increasing 10% from the prior year quarter due to an increase in Romeo Radar sales.

Fourth quarter Segment adjusted EBITDA was $17.5 million, decreasing 4% from the prior year quarter due to increased operating expenses, partially offset by reduced levels of research and development ("R&D") and bid and proposal expenses.

Revenue in 2014 totaled $419 million, decreasing 8% from the prior year. The prior year period included $33 million of electronic warfare program (“ICREW”) revenue for which Telephonics served as a contract manufacturer; there was no such revenue in the current year. Excluding revenue from this program, current year revenue was consistent with the prior year.

Segment adjusted EBITDA for 2014 was $57.5 million, decreasing 9% from the prior year due to reduced gross profit driven by the absence of ICREW revenue, increased operating costs and the effects of product mix.

Contract backlog totaled a record $494 million at September 30, 2014 compared to $444 million at September 30, 2013, with approximately 65% expected to be fulfilled within the next twelve months.

Plastic Products
Revenue in the current quarter totaled $154 million, increasing 6% compared to the prior year quarter. The increase reflected the benefit of increased volume (5%) and the pass through of increased resin costs in customer selling prices (2%), partially offset by the impact of unfavorable product mix (1%). The impact of foreign exchange translation was not significant to the quarter. Plastics adjusts selling prices based on underlying resin costs on a delayed basis.

Segment adjusted EBITDA was $12.4 million, decreasing 13% from the prior year quarter, driven by unfavorable mix and an unfavorable impact of foreign exchange as well as increased R&D expenditures, partially offset by the benefit of increased volume and operating efficiency improvements. Resin had no material impact on EBITDA for the quarter.

Revenue in 2014 totaled $593 million, increasing 5% compared to the prior year. The increase reflected favorable mix (2%), the benefit of increased volume (1%) and the pass through of increased resin costs in customer selling prices (2%). The impact of foreign exchange translation was not significant to the year.

Segment adjusted EBITDA for 2014 was $56.3 million, increasing 17% from the prior year, driven by continued efficiency improvements, increased volume, favorable product mix and a $1.1 million change in the impact of resin pricing pass through.

Taxes
The Company reported a pretax loss for the year ended September 30, 2014 compared to pretax income for the prior year. In 2014, the Company recognized a tax benefit for continuing operations of 96.9% compared to a provision of 52.6% in 2013.

The 2014 and 2013 rates reflected net discrete benefits of $4.7 million and $0.3 million, respectively, resulting from release of previously established reserves for uncertain tax positions on conclusion of tax audits, the filing of tax returns in various jurisdictions and tax basis review and adjustment for the impact of tax law changes enacted in 2014; the 2013 discrete amount also reflected net benefits resulting from various tax planning initiatives and the retroactive extension of the federal R&D credit signed into law January 2, 2013.

Excluding discrete tax items, the 2014 rate would have been a benefit of 15.1%, and the 2013 rate would have been a provision of 54.9%.  In both years, the effective rates reflect the impact of permanent differences not deductible in determining taxable income, mainly limited deductibility of restricted stock, tax reserves and of changes in earnings mix between domestic and non-domestic operations, all of which are material relative to the level of pretax result.

Restructuring
In January 2013, AMES announced its intention to close certain manufacturing facilities and consolidate affected operations primarily into its Camp Hill and Carlisle, PA locations. The intended actions, to be completed by the end of calendar 2014, will improve manufacturing and distribution efficiencies, allow for in-sourcing of certain production currently performed by third party suppliers, and improve material flow and absorption of fixed costs. Management estimates that, upon completion, these actions will result in annual cash savings exceeding $10 million, based on current operating levels.

AMES anticipates incurring pre-tax restructuring and related exit costs approximating $8.0 million, comprised of cash charges of $4.0 million and non-cash, asset-related charges of $4.0 million. Cash charges will include $2.5 million for personnel-related costs and $1.5 million for facility exit costs. AMES expects $20 million in capital expenditures in connection with this initiative and, to date, has incurred $7.9 million and $17.7 million in restructuring costs and capital expenditures, respectively.

In 2014 and 2013, HBP recognized $1.9 million and $7.7 million, respectively, in restructuring and other related exit costs; such charges primarily related to one-time termination benefits, facility and other personnel costs, and asset impairment charges related to the AMES plant consolidation initiatives. The 2013 period also included charges related to a CBP plant consolidation.

In 2014, Telephonics recognized $4.2 million in restructuring costs in connection with the closure of its Swedish facility and restructuring of operations, a voluntary early retirement plan and a reduction in force aimed at improving efficiency by combining functions and responsibilities resulting in the elimination of 80 positions. In 2013, Telephonics recognized $0.8 million in restructuring costs in connection with the termination of a facility lease.

In February 2013, Plastics undertook and completed a restructuring project, primarily in Europe, to exit low margin business and to eliminate approximately 80 positions, resulting in restructuring charges of $4.8 million, primarily related to one-time termination benefits and other personnel costs.

Balance Sheet and Capital Expenditures
At September 30, 2014, the Company had cash and equivalents of $92 million, total debt outstanding of $813 million, net of discounts, and $181 million available for borrowing under its revolving credit facility. Capital expenditures were $77 million in the current year.

Stock Repurchases
In 2014, Griffon purchased 1,906,631 shares of common stock under Board authorized programs, for a total of $23.2 million, or $12.15 per share. Since August 2011, through September 30, 2014, Griffon has repurchased 11.4 million shares of common stock, for a total of $122 million, or $10.68 per share, inclusive of the 4.4 million shares repurchased for $50 million from an affiliate of Goldman Sachs in December 2013. At September 30, 2014, $38.9 million remained available for repurchases of common stock under Board authorized share purchase programs.

Conference Call Information
The Company will hold a conference call today, November 12, 2014, at 4:30 PM ET.

The call can be accessed by dialing 1-800-289-0572 (U.S. participants) or 1-913-312-1428 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 9803607.

A replay of the call will be available starting on November 12, 2014 at 7:30 PM ET by dialing 1-877-870-5176 (U.S.) or 1-858-384-5517 (International), and entering the conference ID number: 9803607. The replay will be available through November 26, 2014.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income, earnings, cash flows, revenue, changes in operations, operating improvements, industries in which Griffon Corporation (the “Company” or “Griffon”) operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; the Company’s ability to achieve expected savings from cost control, integration and disposal initiatives; the ability to identify and successfully consummate and integrate value-adding acquisition opportunities; increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of sequestration at such time as the budgetary cuts mandated by sequestration begin to take effect; increases in the cost of raw materials such as resin and steel; changes in customer demand; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in the Company’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which could impact margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain Griffon’s operating companies; and possible terrorist threats and actions and their impact on the global economy. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company’s Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company conducting business through wholly owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as in connection with divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon currently conducts its operations through three reportable segments:

•	Home & Building Products consists of two companies, The AMES Companies, Inc. (“AMES”) and Clopay Building Products Company, Inc. (“CBP”):

•	AMES is a global provider of non-powered landscaping products that make work easier for homeowners and professionals.

•	CBP is a leading manufacturer and marketer of residential, commercial and industrial garage doors to professional installing dealers and major home center retail chains.

•	Telephonics Corporation designs, develops and manufactures high-technology, integrated information, communication and sensor system solutions for use in military and commercial markets worldwide.

•
Clopay Plastic Products Company, Inc. is an international leader in the development and production of embossed, laminated and printed specialty plastic films used in a variety of hygienic, health-care and industrial applications.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffoncorp.com.

Company Contact:            Investor Relations Contact:
Douglas J. Wetmore            Michael Callahan
EVP & Chief Financial Officer        Senior Vice President
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
712 Fifth Avenue, 18th Floor
New York, NY 10019

Griffon evaluates performance and allocates resources based on each segment's operating results before interest income and expense, income taxes, depreciation and amortization, unallocated amounts (mainly corporate overhead), restructuring charges, acquisition-related expenses, and gains (losses) from pension settlement and debt extinguishment, as applicable ("Segment adjusted EBITDA"). Griffon believes this information is useful to investors.

The following table provides a reconciliation of Segment adjusted EBITDA to Income (loss) from continuing operations before taxes:

GRIFFON CORPORATION AND SUBSIDIARIES
OPERATING HIGHLIGHTS
(in thousands)

	(Unaudited) Three Months Ended September 30,		Years Ended September 30,
REVENUE	2014	2013	2014	2013
Home & Building Products:
AMES	$114,195	$77,671	$503,687	$419,549
CBP	141,262	120,765	475,756	435,416
Home & Building Products	255,457	198,436	979,443	854,965
Telephonics	116,349	105,673	419,005	453,351
Plastics	153,821	144,900	593,363	563,011
Total consolidated net sales	$525,627	$449,009	$1,991,811	$1,871,327

Segment adjusted EBITDA:
Home & Building Products	$21,384	$13,792	$77,171	$70,064
Telephonics	17,507	18,184	57,525	63,199
Plastics	12,410	14,268	56,291	48,100
Total Segment adjusted EBITDA	51,301	46,244	190,987	181,363
Net interest expense	(11,141)	(13,042)	(48,144)	(52,167)
Segment depreciation and amortization	(17,255)	(17,839)	(66,978)	(70,306)
Unallocated amounts	(10,499)	(7,013)	(33,394)	(29,153)
Loss from debt extinguishment	—	—	(38,890)	—
Restructuring charges	(4,244)	(1,214)	(6,136)	(13,262)
Acquisition costs	(763)	—	(3,161)	—
Loss on pension settlement	—	—	—	(2,142)
Income (loss) before taxes from continuing operations	$7,399	$7,136	$(5,716)	$14,333

The following is a reconciliation of each segment's operating results to Segment adjusted EBITDA:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
BY REPORTABLE SEGMENT
(in thousands)

	(Unaudited) Three Months Ended September 30,		Years Ended September 30,
	2014	2013	2014	2013
Home & Building Products
Segment operating profit	$12,580	$3,475	$40,538	$26,130
Depreciation and amortization	8,041	9,103	31,580	36,195
Restructuring charges	—	1,214	1,892	7,739
Acquisition costs	763	—	3,161	—
Segment adjusted EBITDA	21,384	13,792	77,171	70,064

Telephonics
Segment operating profit	10,830	16,086	45,293	55,076
Depreciation and amortization	2,433	2,098	7,988	7,373
Restructuring charges	4,244	—	4,244	750
Segment adjusted EBITDA	17,507	18,184	57,525	63,199

Clopay Plastic Products
Segment operating profit	5,629	7,630	28,881	16,589
Depreciation and amortization	6,781	6,638	27,410	26,738
Restructuring charges	—	—	—	4,773
Segment adjusted EBITDA	12,410	14,268	56,291	48,100

All segments:
Income from operations - as reported	19,696	19,047	78,164	63,854
Unallocated amounts	10,499	7,013	33,394	29,153
Other, net	(1,156)	1,131	3,154	2,646
Loss on pension settlement	—	—	—	2,142
Segment operating profit	29,039	27,191	114,712	97,795
Depreciation and amortization	17,255	17,839	66,978	70,306
Restructuring charges	4,244	1,214	6,136	13,262
Acquisition costs	763	—	3,161	—
Segment adjusted EBITDA	$51,301	$46,244	$190,987	$181,363

Unallocated amounts typically include general corporate expenses not attributable to any reportable segment.

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND
COMPREHENSIVE INCOME (LOSS)
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Years Ended September 30,
	2014	2013	2014	2013
Revenue	$525,627	$449,009	$1,991,811	$1,871,327
Cost of goods and services	400,025	342,902	1,532,412	1,453,742
Gross profit	125,602	106,107	459,399	417,585
Selling, general and administrative expenses	101,662	85,846	375,099	340,469
Restructuring and other related charges	4,244	1,214	6,136	13,262
Total operating expenses	105,906	87,060	381,235	353,731
Income from operations	19,696	19,047	78,164	63,854
Other income (expense)
Interest expense	(11,263)	(13,074)	(48,447)	(52,520)
Interest income	122	32	303	353
Loss from debt extinguishment	—	—	(38,890)	—
Other, net	(1,156)	1,131	3,154	2,646
Total other expense, net	(12,297)	(11,911)	(83,880)	(49,521)
Income (loss) before taxes	7,399	7,136	(5,716)	14,333
Provision (benefit) for income taxes	(549)	3,688	(5,539)	7,543
Income (loss) from continuing operations	$7,948	$3,448	$(177)	$6,790
Discontinued operations:
Loss from operations of discontinued businesses	—	(4,651)	—	(4,651)
Benefit from income taxes	—	1,628	—	1,628
Loss from discontinued operations	—	(3,023)	—	(3,023)
Net income (loss)	$7,948	$425	$(177)	$3,767
Income (loss) from continuing operations	$0.17	$0.06	$0.00	$0.12
Loss from discontinued operations	0.00	(0.06)	0.00	(0.06)
Basic income (loss) per common share	$0.17	$0.01	$0.00	$0.07
Weighted-average shares outstanding	47,354	53,950	49,367	54,428
Income (loss) from continuing operations	$0.16	$0.06	$0.00	$0.12
Loss from discontinued operations	0.00	(0.05)	0.00	(0.05)
Diluted income (loss) per common share	$0.16	$0.01	$0.00	$0.07
Weighted-average shares outstanding	49,077	56,043	49,367	56,563
Net income (loss)	$7,948	$425	$(177)	$3,767
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(24,829)	7,715	(23,933)	(3,090)
Pension and other post retirement plans	(5,646)	14,471	(3,914)	19,310
Gain on available-for-sale securities	870	—	870	—
Gain (loss) on cash flow hedge	252	(13)	252	—
Total other comprehensive income (loss), net of taxes	(29,353)	22,173	(26,725)	16,220
Comprehensive income (loss), net	$(21,405)	$22,598	$(26,902)	$19,987

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	At September 30, 2014	At September 30, 2013
CURRENT ASSETS
Cash and equivalents	$92,405	$178,130
Accounts receivable, net of allowances of $7,336 and $6,136	258,436	256,215
Contract costs and recognized income not yet billed, net of progress payments of $16,985 and $6,941	109,930	109,828
Inventories, net	290,135	230,120
Prepaid and other current assets	62,569	41,003
Assets of discontinued operations	1,624	1,214
Total Current Assets	815,099	816,510
PROPERTY, PLANT AND EQUIPMENT, net	370,565	353,593
GOODWILL	371,846	354,459
INTANGIBLE ASSETS, net	233,623	221,391
OTHER ASSETS	27,102	28,580
ASSETS OF DISCONTINUED OPERATIONS	2,126	3,075
Total Assets	$1,820,361	$1,777,608

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$7,886	$10,768
Accounts payable	218,703	163,610
Accrued liabilities	101,292	106,743
Liabilities of discontinued operations	3,282	3,288
Total Current Liabilities	331,163	284,409
LONG-TERM DEBT, net of debt discount of $9,584 and $13,246	805,101	678,487
OTHER LIABILITIES	148,240	159,504
LIABILITIES OF DISCONTINUED OPERATIONS	3,830	4,744
Total Liabilities	1,288,334	1,127,144
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	532,027	650,464
Total Liabilities and Shareholders’ Equity	$1,820,361	$1,777,608

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended September 30,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(177)	$3,767
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Loss from discontinued operations	—	3,023
Depreciation and amortization	67,396	70,748
Stock-based compensation	11,473	12,495
Asset impairment charges - restructuring	191	4,316
Provision for losses on accounts receivable	359	1,813
Amortization of deferred financing costs and debt discounts	6,427	6,232
Loss from debt extinguishment	38,890	—
Deferred income taxes	(5,131)	5,075
(Gain) loss on sale/disposal of assets	244	(498)
Change in assets and liabilities, net of assets and liabilities acquired:
(Increase) decrease in accounts receivable and contract costs and recognized income not yet billed	6,009	(58,038)
(Increase) decrease in inventories	(50,461)	26,887
(Increase) decrease in prepaid and other assets	(4,278)	6,678
Increase in accounts payable, accrued liabilities and income taxes payable	21,304	652
Other changes, net	1,055	2,533
Net cash provided by operating activities	93,301	85,683
CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(77,094)	(64,441)
Acquired businesses, net of cash acquired	(62,306)	—
Purchase of securities	(8,402)	—
Proceeds from sale of property, plant and equipment	552	1,573
Net cash used in investing activities	(147,250)	(62,868)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	584	—
Dividends paid	(6,273)	(5,825)
Purchase of shares for treasury	(79,614)	(32,521)
Proceeds from long-term debt	691,943	303
Payments of long-term debt	(603,094)	(16,867)
Change in short-term borrowings	(749)	2,950
Financing costs	(11,298)	(833)
Purchase of ESOP shares	(20,000)	—
Tax benefit from exercise/vesting of equity awards, net	273	150
Other, net	298	394
Net cash used in financing activities	(27,930)	(52,249)
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash used in operating activities	(1,528)	(2,090)
Net cash used in discontinued operations	(1,528)	(2,090)
Effect of exchange rate changes on cash and equivalents	(2,318)	—
NET DECREASE IN CASH AND EQUIVALENTS	(85,725)	(31,524)
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	178,130	209,654
CASH AND EQUIVALENTS AT END OF PERIOD	$92,405	$178,130

Griffon evaluates performance based on Earnings (loss) per share and Net income (loss) excluding restructuring charges, acquisition-related expenses, gains (losses) from pension settlement and debt extinguishment, and discrete tax items, as applicable. Griffon believes this information is useful to investors. The following table provides a reconciliation of Net income (loss) from continuing operations to adjusted net income from continuing operations and earnings (loss) per share from continuing operations to Adjusted earnings per share from continuing operations:

GRIFFON CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET INCOME (LOSS) FROM CONTINUING OPERATIONS TO ADJUSTED NET INCOME FROM CONTINUING OPERATIONS
(in thousands, except per share data)

	(Unaudited) Three Months Ended September 30,		Years Ended September 30,
	2014	2013	2014	2013
Net income (loss) from continuing operations	$7,948	$3,448	$(177)	$6,790

Adjusting items, net of tax:
Loss from debt extinguishment	—	—	24,964	—
Restructuring charges	2,631	763	3,804	8,266
Acquisition costs	473	—	1,960	—
Loss on pension settlement	—	—	—	1,392
Extinguishment impact on period tax rate (a)	(1,491)	—	—	—
Discrete tax benefits	(3,134)	1,534	(4,674)	(325)

Adjusted net income from continuing operations	$6,427	$5,745	$25,877	$16,123

Earnings (loss) per common share from continuing operations	$0.16	$0.06	$0.00	$0.12
Adjusting items, net of tax:
Loss from debt extinguishment	—	—	0.49	—
Restructuring charges	0.05	0.01	0.07	0.15
Acquisition costs	0.01	—	0.04	—
Loss on pension settlement	—	—	—	0.02
Extinguishment impact on period tax rate (a)	(0.03)	—	—	—
Discrete tax benefits	(0.06)	0.03	(0.09)	(0.01)
Adjusted earnings per common share from continuing operations	$0.13	$0.10	$0.51	$0.29
a) Prior to refinancing the debt and resultant loss on debt extinguishment, the Company anticipated its full year 2014 effective tax rate to approximate 40%. In the current quarter, the impact of debt extinguishment on the full year effective tax rate was estimated to be a benefit of $1,491 or $0.03 per share.